Exhibit 99.1

FOR IMMEDIATE RELEASE:

Comverge and The Connecticut Light & Power Company

Agree to Extension of Virtual Peaking Capacity Contract

East Hanover, NJ: December 6, 2007 – Comverge, Inc. (NASDAQ: COMV), a leading clean capacity provider through demand response and energy efficiency, announced today that it has reached an agreement with The Connecticut Light and Power Company (CL&P) to extend the termination date of the 130 megawatts Virtual Peaking Capacity contract, if the contract does not receive regulatory approval, from December 15, 2007 to May 31, 2008. As previously announced by Comverge on November 14, 2007, the Connecticut Department of Public Utility Control (DPUC) denied the contract as initially submitted. The time extension allows for Comverge and CL&P to continue to work together to revise and resubmit for approval a contract in accordance with the parameters suggested by the DPUC.

About Comverge:

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. Virtual Peaking Capacity is a trademark of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance, including that a revised contract will be submitted to the DPUC or that the DPUC will approve a contract referenced herein. These forward-looking statements involve a number of factors that could cause actual results to differ materially, including risks that will be unable to reach an agreement with CL&P that can be submitted to the DPUC and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and other of the company’s filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Investor Relations	Media Relations
Michael Picchi	Chris Neff
Chief Financial Officer	Director of Marketing
770-696-7660, invest@comverge.com	973-947-6064, cneff@comverge.com